Exhibit 99.1

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Revises Annual Guidance

Also Announces Preliminary Second Quarter Results

Redwood City, California, April 20, 2009 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today revised its previous guidance for its fiscal year ending October 31, 2009 and provided preliminary estimates of the results of its second fiscal quarter.

For fiscal year 2009, the Company now expects revenues of between $17 million and $19 million (compared to the previous fiscal 2009 revenue guidance of between $22 million to $24 million) and diluted earnings per share of between $1.00 and $1.30, based upon an estimated average number of 3.7 million common shares (compared to the previous fiscal 2009 guidance of diluted earnings per share of between $2.00 and $2.40).

The Company currently expects revenues of between $3.5 million and $3.7 million with modest net income for its second fiscal quarter ending April 30, 2009.

“As we stated when Versant originally provided its fiscal 2009 guidance, the outlook for fiscal 2009 has been much more uncertain than in prior years, and Versant is being affected by the recession in the global economy, which has resulted in greater challenges for the Company in closing new software license transactions”, said Jochen Witte, CEO of Versant Corporation. “Given the uncertain economic environment, we are taking steps to reduce our operating expenses by approximately 10% compared to the prior fiscal year through reductions in discretionary spending, by not refilling certain vacant job positions that are not considered mission critical to the Company, and other measures. We do not anticipate personnel lay-offs at this time, therefore maintaining our core team, and we expect to continue to maintain overall profitable and cash positive operations in our 2009 fiscal year.”

The Company plans to continue its stock repurchase program under which it is authorized to repurchase up to $5.0 million worth of its outstanding common shares from time to time on the open market, in block trades or otherwise.

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the

Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Sagem, US Government, and Financial Times.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding our guidance with respect to our expected revenues and diluted earnings per share for our fiscal year ending October 31, 2009 (“fiscal 2009”), our expectations for our revenues and net income for our fiscal quarter ending April 30, 2009, the amount of anticipated reductions in our operating expenses for fiscal 2009, and our current expectations regarding our maintaining overall profitable and cash positive operations in fiscal 2009.  Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or other matters and involve significant risks and uncertainties.

There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: the impact of the current downturn in the global economy, which may reduce our customers’ revenues and profits and thus dissuade them from making strategic capital purchase decisions for our products and services; our inability to achieve revenue expectations or projected net income levels as a result of the foregoing factors or delays in the sales cycle for our products and services or failures to close key sales transactions; changing market demands or perceptions of our products and technologies; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; the timing of larger customer transactions, which may tend to result in significant variations in quarterly revenues and operating results; potential reductions in the prices we charge for our products and services due to competitive conditions or the general economic downturn; changes in currency exchange rates; the Company’s ability to successfully manage its costs and operations, any failure of our efforts to capitalize on the recently acquired db4o database business or to ultimately make that business profitable; and the capabilities of our recently appointed Vice President of Sales, North America.  The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the fiscal year ended October 31, 2008, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Monday, April 20, 2009
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-877-941-1467
International:	1-480-629-9675
Conference ID:	4061325
Internet Simulcast*:	http://viavid.net/dce.aspx?sid=000062BA

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until April 27, 2009.
Replay number US:	1-800-406-7325
International Replay number:	1-303-590-3030
Replay Pass Code**:	4061325

** Enter the playback pass code to access the replay